Exhibit 99.1

VIASPACE ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

PASADENA, CA.— May 15, 2006—VIASPACE Inc. (OTC.BB: VSPC), a company that works to transform proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, today announced financial results for the quarter ended March 31, 2006.

Revenues for the first quarter of 2006 was $113,000, as compared with $47,000 in the same quarter of 2005. Gross profit for the first quarter of 2006 was $8,000 compared with $2,000 for the comparable quarter of 2005.

Operating expenses for the first quarter of 2006 was $1,423,000 compared to $271,000 in the same quarter of 2005. First quarter of 2006 operating expenses consisted of $1,241,000 in selling, general and administrative expenses and $182,000 in research and development expenses. Included in operating expenses for the first quarter of 2006 was $378,000 of stock compensation expense related to the Company’s January 1, 2006 adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payments”. In the first quarter of 2005, there was $226,000 in selling, general and administrative expenses and $45,000 in research and development expenses.

Other income, net, including minority interest in consolidated subsidiaries, was income of $28,000 for the first quarter of 2006 compared to income of $56,000 for the same period in 2005.

Net loss was $1,387,000 for the first quarter of 2006, compared to net loss of $213,000 for the same quarter of 2005. The Company’s loss per basic and fully diluted share was less than $0.01 in both quarters.

Commenting on first quarter results, Dr. Carl Kukkonen, Chief Executive Officer of VIASPACE Inc., said, “2006 revenues were primarily generated from VIASPACE subsidiary Ionfinity’s fulfillment of Navy and Air Force contracts. Additionally, during the first quarter of 2006, our subsidiary Direct Methanol Fuel Cell Corporation (“DMFCC”) recorded revenues related to a contract with a customer to supply fuel cell cartridges. DMFCC spending increased in research and development and other related costs for the development of its methanol fuel cartridges. DMFCC is working to develop the fuel cartridge manufacturing and distribution infrastructure and DMFCC is well on its way to becoming a leading provider of disposable fuel cartridges. We have a vested interest in the successful worldwide development of the direct methanol fuel cell industry and are working to support the successful commercialization of fuel cell powered portable electronic devices. We believe that DMFCC is in an excellent position to help foster the adoption and implementation of this technology by providing the needed patent protection to the global electronics industry and by working to develop the cartridge infrastructure requirement necessary for commercialization.”

Dr. Kukkonen added, “We also continue to invest in R&D in our Arroyo Sciences subsidiary, which is developing products and services based on inference and sensor data fusion technology that are critical for bringing more advanced security applications to market. Arroyo’s sensor fusion application platform is expected to allow for the intelligent use of large volumes of real-time sensor data and enables an entirely new generation of applications that up until now were considered to be prohibitively expensive. We are also investing in sales and marketing expenses at both DMFCC and Arroyo to gain customer awareness of our products.”

About VIASPACE: VIASPACE is a diversified technology company with knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security and public safety, and information and computational technology. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. These statements are only predictions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.